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Exhibit 99.1

For further information, contact:
J. David Smith or R. Scott Vansant

EURAMAX INTERNATIONAL, INC. REPORTS
SECOND QUARTER OPERATING RESULTS

Norcross, Georgia (August 11, 2003)—Euramax International, Inc. today reported net sales for the quarter ended June 27, 2003 of $191.7 million, a quarterly record that exceeded the second quarter of 2002 by 11.6%. Operating earnings of $14.1 million reflect charges of approximately $5.8 million related to the Company's recent shareholder transaction. Operating earnings in the second quarter of 2002 were $19.4 million.

Results for the quarter reflect a continuation of year-over-year improvement for the Norcross, Georgia based manufacturer. Commenting on results, Chairman and CEO J. David Smith said, "The strength of our markets for repair and remodeling activity, together with our geographic, market and customer diversity, has enabled continued growth and good profitability, despite continuing economic uncertainty."

Net sales increases for the quarter were broadly distributed among Euramax's customers and markets and included increases to OEMs, home centers, distributors, and home improvement and architectural contractors. Net sales to rural contractors and manufactured housing producers fell slightly due to continuing softness in those markets. Net sales in the U.S. and Europe increased 4.7% and 28.4%, respectively. Strengthening of the British Pound and Euro against the U.S. Dollar increased Europe's net sales by approximately $10.0 million. Excluding this increase, Europe's net sales grew by 8.4% compared to the second quarter of 2002.

Net sales for the six months ended June 27, 2003 of $337.8 million were 10.9% higher than in the six months ended June 28, 2002. Operating earnings for the six months ended June 27, 2003 were $23.3 million and reflect approximately $5.8 million in charges related to the Company's recent shareholder transaction. Operating earnings for the six months ended June 28, 2002 were $28.1 million.

Long-term debt at June 27, 2003 increased to $208.0 million from $197.0 million at December 27, 2002, primarily related to a $16.9 million increase in working capital resulting from seasonal requirements of the business. Capital expenditures for the six month period ended June 27, 2003 were $5.7 million. At quarter end, Euramax had $10.9 million in cash and $39.0 million available under its revolving credit facility.

The Company also disclosed that on June 12, 2003 an affiliate of Citicorp Venture Capital Ltd. acquired all of the shares held in Euramax by CVC European Equity Partners, L.P, CVC European Equity Partners (Jersey), L.P., and BNP Paribas and certain shares held by independent directors and management. Furthermore, on August 6, 2003, Euramax issued $200.0 million of its 8.5% senior subordinated notes due 2011 and, on August 8, 2003, completed a tender offer for $112.9 million of its 11.25% senior subordinated notes due 2006. As a result of these transactions, the Company was required to make certain accounting adjustments. Specifically, the purchase price paid in the Company's shareholder transaction in excess of the book value of the equity acquired has been allocated under the purchase method of accounting to the assets and liabilities of the Company, based upon a percentage of their fair values proportional to the percentage of the ownership change.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward looking statements: Statements made by Euramax which are not historical facts are forward looking statements that involve risks and uncertainties. Statements including the words "anticipate," "expect," "foresee," "believe," "feel," "intend" and similar words also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward looking statements. Important factors that could cause financial performance to differ materially from past results and from those expresses or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of raw materials, and a variety of other factors. For further information on these and other risks, see the "Risk Factors" section of the Company's Report on Form 10-K for the year ended December 27, 2002.

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings

	Successor	Predecessor
Thousands of U.S. Dollars	For the one month ended June 27, 2003	For the two months ended May 23, 2003	For the quarter ended June 28, 2002
Net Sales	$77,194	$114,457	$171,668
Cost and expenses:
Cost of goods sold	63,904	90,854	132,859
Selling and general	8,159	10,563	16,400
Depreciation and amortization	1,571	2,531	3,025

	73,634	103,948	152,284

Earnings from operations	3,560	10,509	19,384
Interest expense, net	(1,843)	(3,678)	(5,872)
Other income (expense), net	(26)	292	624

Earnings before income taxes	1,691	7,123	14,136
Provision for income taxes	562	2,673	5,576

Net earnings	$1,129	$4,450	$8,560

Earnings from operations before depreciation and amortization	$5,131	$13,040	$22,409

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings

	Successor	Predecessor
Thousands of U.S. Dollars	For the one month ended June 27, 2003	For the five months ended May 23, 2003	For the six months ended June 28, 2002
Net Sales	$77,194	$260,615	$304,628
Cost and expenses:
Cost of goods sold	63,904	208,420	239,117
Selling and general	8,159	26,153	30,949
Depreciation and amortization	1,571	6,276	6,449

	73,634	240,849	276,515

Earnings from operations	3,560	19,766	28,113
Interest expense, net	(1,843)	(9,126)	(11,233)
Other income (expense), net	(26)	506	542

Earnings before income taxes	1,691	11,146	17,422
Provision for income taxes	562	4,254	6,782

Net earnings	$1,129	$6,892	$10,640

Earnings from operations before depreciation and amortization	$5,131	$26,042	$34,562

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Successor	Predecessor
Thousands of U.S. Dollars	June 27, 2003	December 27, 2002
ASSETS
Current assets:
Cash and equivalents	$10,918	$11,646
Accounts receivable, net	120,325	88,508
Inventories	90,374	78,480
Other current assets	8,438	5,081

Total current assets	230,055	183,715
Property, plant and equipment, net	129,582	112,037
Goodwill, net	160,406	110,799
Deferred income taxes	4,831	4,975
Other assets	5,740	4,914

	$530,614	$416,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$1,487	$1,880
Accounts payable	74,111	57,104
Accrued expenses and other current liabilities	47,039	34,251

Total current liabilities	122,637	93,235
Long-term debt, less current maturities	208,020	196,972
Deferred income taxes	23,560	19,421
Other liabilities	27,731	20,593

Total liabilities	381,948	330,221

Shareholders' equity:
Common stock	500	500
Additional paid-in-capital	155,495	53,220
Treasury stock	(1,964)	(2,056)
Restricted stock grant	(3,764)	—
Retained earnings	1,129	44,439
Accumulated other comprehensive loss	(2,730)	(9,884)

Total shareholders' equity	148,666	86,219

	$530,614	$416,440

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EURAMAX INTERNATIONAL, INC. REPORTS SECOND QUARTER OPERATING RESULTS